BY
Kayne Anderson Energy Development Company  (the “Company”)
(name of corporation)
a                               Maryland
(state of corporation)
corporation

(description of entity — e.g., corporation, partnership)
The Company is authorized to issue the following shares/units:

		Number of Shares/Units
Class of Stock	Par Value	Authorized
Common	$0.001 per share	200,000,000

The address of the Company to which Notices may be sent is:

David J. Shladovsky, Esq.
1800 Avenue of the Stars, Second Floor
Los Angeles, California 90067
The name and address of legal counsel for the Company is:
Paul, Hastings, Janofsky & Walker LLP
55 Second Street, Twenty-Fourth Floor
San Francisco, CA 94105
Attached are true copies of the charter and bylaws (or such other comparable documents for non-corporate entities), as amended, of the Company.
If any provision of the charter or by-laws of the Corporation, any court or administrative order, or any other document, affects any transfer agency or registrar function or responsibility relating to the shares, attached is a statement of each such provision.
All shares issued and outstanding as of the date hereof, or to be issued during the term of this appointment, are/shall be duly authorized, validly issued, fully paid and non-assessable. All such shares are (or, in the case of shares that have not yet been issued, will be) duly registered under the Securities Act of 1933 and the Securities Act of 1934. Any shares not so registered were or shall be issued or transferred in a transaction or series of transactions exempt from the registration provisions of the relevant Act, and in each such issuance or transfer, the Corporation was or shall be so advised by its legal counsel and all shares issued or to be issued bear or shall bear all appropriate legends.
American Stock Transfer & Trust Company (“AST”) is hereby appointed as transfer agent and registrar for the shares/units of the Company set forth above, in accordance with the general practices of AST and its regulations set forth in the pamphlet entitled Regulations of American Stock Transfer & Trust Company, a copy of which we have received and reviewed.
The initial term of this Certificate of Appointment shall be three (3) years from the date of this Certificate of Appointment and the appointment shall automatically be renewed for further three years successive terms without further action of the parties, unless written notice is provided by either party at least 90 days prior to the end of the initial or any subsequent three year period. The term of this appointment shall be governed in accordance with this paragraph, notwithstanding the cessation of active trading in the capital stock of the Company.
The Corporation will advise AST promptly of any change in any information contained in this Certificate by a supplemental Certificate or otherwise in writing.
WITNESS my hand this ___day of September, 2006.

By: David J. Shladovsky

Title: Secretary

CERTIFICATE OF APPOINTMENT OF
AMERICAN STOCK TRANSFER
& TRUST COMPANY as

☐ TRANSFER AGENT	☐ REGISTRAR